EXHIBIT 21.1
SUBSIDIARIES OF YEXT, INC.

Name	Jurisdiction of Incorporation

Yext Australia Pty Ltd	Australia
Yext, B.V.	Netherlands
Yext (Canada) Corp.	Canada
Yext GmbH	Germany
Yext Holdings, LLC	Delaware
Yext Hong Kong Limited	Hong Kong
Yext India Private Limited	India
Yext KK	Japan
Yext Limited	United Kingdom
Yext Sarl	Switzerland
Yext SAS	France
Yext Technologies, S.L.	Spain
Hearsay Social, Inc.	Delaware
Hearsay Systems, Inc.	Delaware
Hearsay Social UK Limited	United Kingdom
Hearsay, Inc.	Philippines
Hearsay Hungary Kft.	Hungary
Hearsay Systems Mexico, S. de R.L. de C.V.	Mexico